     As filed with the Securities and Exchange Commission on August 6, 2001
                                                 Registration No. 333-__________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             BRAZIL FAST FOOD CORP.
             (Exact name of registrant as specified in its charter)

         Delaware                                      13-3688737
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                          Av. Brasil, 6431 - Bonsucesso
                                  CEP 21040-360
                             Rio de Janeiro, Brazil
                                55 (21) 2564-6452
   (Address and telephone number of registrant's principal executive offices)

                             Peter van Voorst Vader
                             Chief Executive Officer
                             Brazil Fast Food Corp.
                          Av. Brasil, 6431 - Bonsucesso
                                  CEP 21040-360
                             Rio de Janeiro, Brazil
                                55 (21) 2564-6452
            (Name, address and telephone number of agent for service)

                  Copies of all communications and notices to:

                              Ira I. Roxland, Esq.
                          Sonnenschein Nath & Rosenthal
                     1221 Avenue of the Americas, 24th Floor
                          New York, New York 10020-1089
                              Tel.: (212) 768-6700
                               Fax: (212) 768-6800

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [__]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]









                         CALCULATION OF REGISTRATION FEE

------------------------------ --------------------- ----------------------- ------------------------ --------------------
                                                        Proposed Maximum        Proposed Maximum
    Title Of Shares To Be          Amount To Be       Aggregate Price Per      Aggregate Offering          Amount Of
         Registered                 Registered             Share (1)                  Price            Registration Fee
------------------------------ --------------------- ----------------------- ------------------------ --------------------
Common Stock, par value           1,062,288 shs.          $ 2.00              $ 2,124,576           $ 531.14
    $.0001 per share
------------------------------ --------------------- ----------------------- ------------------------ --------------------

----------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

                               -------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                    * * * * *



                     Subject to Completion - August 6, 2001

Prospectus

                             BRAZIL FAST FOOD CORP.

                        1,062,288 shares of Common Stock

                                  ------------



     The persons named on page 7 of this prospectus, whom we call the "selling stockholders," may use this prospectus to offer and sell from time to time up to 1,062,288 shares of our common stock. We are registering these shares for offer and sale as required under the terms of registration rights agreements between us and the selling stockholders. Our registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. We will receive no proceeds of any sales of the offered shares by the selling stockholders.

     Our common stock is quoted on The Nasdaq SmallCap Market under the symbol "BOBS." The closing price of our common stock on August 3, 2001 was $2.00 per share.

     Please read the Risk Factors beginning on page 3 of this prospectus before making a decision to invest in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                                 ---------------



                                     , 2001

                                  OUR BUSINESS

     Brazil Fast Food Corp., through its wholly-owned subsidiary, Venbo Comercio de Alimentos Ltda., a Brazilian limited liability company which conducts business under the trade name "Bob's," owns and, directly and through franchisees, operates the second largest chain of hamburger fast food restaurants in Brazil.

     We were incorporated in Delaware in 1992. Our executive offices are located at Av. Brasil, 6431 - Bonsucesso, Rio de Janeiro, Brazil. Our telephone number is 55 (21) 2564-6452.



                                  THE OFFERING

Common stock offered for sale
   by the selling stockholders...............................1,062,288 shares(1)

Common stock to be outstanding
   after offering............................................4,297,578 shares(2)

_____________

     (1) Includes 574,788 shares issuable upon exercise of outstanding warrants.

     (2) Based upon our issued and outstanding shares of common stock as of March 31, 2001.

                               RECENT DEVELOPMENT

     In May 2001, as a result of a shortfall of electricity generating and transmission capacity by Brazilian utilities, the Brazilian federal government announced an electricity rationing plan for the purpose of avoiding electricity outages throughout most of Brazil. The rationing plan imposes significant penalties on residences and companies that fail to reduce electricity consumption by at least 20% in relation to amounts consumed in the previous year. These penalties range from substantial increases in tariffs (up to 200 percent more per kilowatt hour) to the disruption of electricity service for a number of days. We believe that we have effected at least a 20% reduction in our electrical consumption, thereby avoiding the imposition of penalties under this rationing plan. We have achieved this, among other measures, through selective and temporary curtailed hours of operation in many of our retail outlets. We are aware that many of our franchisees have effected similar cutbacks. Reduced hours of operation will adversely impact both our operating and franchise revenues. We are unable to predict the quantitative impact that long-term continuation of the government's energy conservation plan, which is currently facing constitutional challenges in the Brazilian federal courts, and the penalties imposed by it, will have on our future results of operations.

                                  RISK FACTORS

     Prospective investors should consider carefully the risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus prior to making an investment in our common stock.

Risks Relating to Operations

 .    Operating Losses; Accumulated Deficit; No Assurance of Continued
     Profitability; Need for Additional Financing

     For the year ended December 31, 2000, we incurred a net loss of R$3,351,000. Our accumulated deficit at December 31, 2000 was R$40,154,000 and our working capital deficit at such date was R$14,807,000. Although we recognized a net profit of R$1,393,000 for the three months ended March 31, 2000, we cannot assure you that our future operations will be profitable. Our plans to expand our retail operations may be significantly curtailed unless we obtain additional financing. There can be no assurance as to the availability or, if available, the terms of any such additional financing.

 .    Independent Auditors' Report

     The independent auditors' report upon our consolidated financial statements for the year ended December 31, 2000 includes an explanatory paragraph stating that such financial statements have been prepared assuming our continuity as a going concern and also stating that we have suffered recurring losses from operations and have a net capital deficiency from operations, which raises substantial doubt about our ability to continue as a going concern.

 .    Competition

     The restaurant industry, and particularly the fast food segment, is highly competitive with respect to price, service, food quality (including taste, freshness, healthfulness and nutritional value) and location. Both we and our franchisees face competition from a broad range of other restaurants and food service establishments. These competitors include international, national and local fast food chains. Our most significant competitor is McDonald's, whose restaurants offer food products similar to those offered by Bob's restaurants, at comparable prices. Several other international competitors are present in the Brazilian fast food market, including Domino's Pizza, Dunkin' Donuts and Pizza Hut. McDonald's, in particular, has vastly greater over-all financial and other resources than we do.

     The fast food industry is characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. In recent years, numerous companies in the fast food industry have introduced products positioned to capitalize on growing consumer preference for food products that are, or are perceived to be, healthful, nutritious, low in calories and low in fat content. We are subject to increasing competition from companies whose products or marketing strategies address these consumer preferences. There can be no assurance that consumers will continue to regard our products as sufficiently distinguishable from competitive products, that substantially equivalent products will not be introduced by our other competitors or that we will be able to compete successfully.

     . Certain Factors Affecting the Fast Food Restaurant Industry

       In order to remain competitive, we are required to respond to changing consumer preferences, tastes and eating habits, increases in food and labor costs and national, regional and local economic conditions. Many companies internationally have adopted "value pricing" strategies. Such strategies could have the effect of drawing customers away from companies that do not engage in discount pricing and could also negatively impact the operating margins of competitors that do attempt to match competitors' price reductions. We could be adversely affected by continuing or sustained price discounting in the fast food industry.

     . Risks Attendant to Franchise Expansion

       Our growth strategy is substantially dependent upon our ability to attract, retain and contract with qualified franchisees and the ability of these franchisees to open and operate their restaurants successfully. In addition, our continued growth will depend in part on the ability of our existing and future franchisees to obtain sufficient financing or investment capital to meet their market development obligations. If we experience difficulty in contracting with qualified franchisees, if franchisees are unable to meet their development obligations or if franchisees are unable to operate their restaurants profitably, our future operating results could be adversely affected.

     . Government Regulation

       Both we and our franchisees are subject to regulatory provisions relating to the wholesomeness of food, sanitation, health, safety, fire, land use and environmental standards. Suspension of certain licenses or approvals due to failure to comply with applicable regulations or otherwise could interrupt the operations of the affected restaurant. Both we and our franchisees are also subject to Brazilian federal labor codes establishing minimum wages and regulating overtime and working conditions. Changes in such codes could result in increased labor costs that could adversely impact future operating results. A Brazilian federal franchising law, enacted in December 1994, requires a franchisor to furnish a written offering statement to each perspective franchisee prior to consummation of the sale of a franchise, containing the franchisor's background, the duties and responsibilities of each of the franchisor and franchisee, all fees payable by the franchisee to the franchisor and information with respect to the operations and profitability of prior franchisees of the franchisor. This offering statement is not required to be reviewed by, or filed with any governmental agency. The franchise law also delineates the respective legal rights and rights of action of the franchisor and franchisee. Should any further laws applicable to franchise relationships and operations be enacted, we are unable to predict their effect, if any, on our operations.

          . Dependence on Key Personnel

            We believe that our future success will depend in significant part upon the continued service of certain key personnel, principally Peter van Voorst Vader, our chief executive officer, and upon our ability to attract and retain highly qualified managerial personnel. Competition for such personnel is intense, and there can be no assurance that we can retain our existing key managerial personnel or that we can attract and retain such employees in the future. Our loss of key personnel or our inability to hire or retain qualified personnel could have a material adverse effect upon our results of operations.

Risks Relating to Brazil

          . Change of Economic Environment

            In March 1994 the Brazilian government initiated an economic stabilization plan, known as the "Real Plan." Pursuant to the Real Plan, the government

          . implemented a tax and public spending reform program designed to reduce public expenditures and to improve the collection of tax revenues,

          . announced the continuation of a privatization program, and

          . introduced a new currency, known as the real, in July 1994 to replace the cruzeiro real.

          The Real Plan has resulted in substantial reduction in Brazil's rate of inflation, which has declined from 2,489.11% per annum in 1993 to 9.95% per annum in 2000.

          Despite the success to date of the Real Plan in reducing inflation in Brazil, the fiscal adjustment program necessary to reduce government expenditures is not complete after the seventh year of the Real Plan. There can be no assurance that this economic program will be any more successful than previous programs in reducing inflation over the long term, especially in light of

          . the Brazilian congress' delay in approving certain reductions in government expenditures and reform of Brazil's social security and taxation systems,

          . the negative effects of the Asian, Russian and Latin American crises on Brazil, which has caused a flight of foreign investment, the devaluation of the real and new inflationary pressures on the Brazilian economy; and

          . the recent energy shortage and the uncertainty of success of the Brazilian federal government's energy rationing program.

Accordingly, periods of substantial inflation may once again have significant adverse effects on the Brazilian economy, on the value of the real and on our financial condition, results of operations and prospects.

          . Currency Fluctuations

          Fluctuations in the exchange rates between the Brazilian currency and the U.S. Dollar will affect our operations. Brazil has historically experienced generally unpredictable currency devaluation for many years. Although the exchange rate between the real and the U.S. dollar had been relatively stable from mid-July 1994 through late 1998, the spread of the Asian and Russian economic difficulties to South America culminated in the devaluation of the real in mid-January 1999. By the end of January 1999, the real dropped against the dollar by approximately 64% compared to the end of December 1998. As of December 31, 2000, the exchange rate was R$1.9554 to $1.00. Although some recent economic measures has been taken by the Brazilian Federal Government in an effort to stabilize the real, the potential for future devaluation or volatility continues to persist.

          . Political and Constitutional Uncertainty

            The Brazilian political scene has been marked by high levels of uncertainty since the country returned to civilian rule in 1985 after 20 years of military government. The death of a President-elect and the impeachment of another President, as well as frequent turnovers at and immediately below the cabinet level, particularly in the economic area, have contributed to the absence of a coherent and consistent policy to confront Brazil's economic problems. While the free market and liberalization measures of recent years have enjoyed broad political and public support, some important political factions remain opposed to significant elements of the reform program, including, in particular, the Workers' Party, headed by Mr. Luiz Inacio Lula da Silva, the runner-up in each of the 1998, 1994 and 1989 Presidential elections. Mr. Fernando Henrique Cardoso, who was re-elected to a second four-year term as President in October 1998, is expected to continue to pursue the adoption of free market and economic liberalization measures similar to those undertaken in recent years. There can be no assurance that such measures will be adopted or, if adopted, that they will be successful. Failure to adopt economic reform measures could adversely impact Brazil's economy which in turn could adversely affect our revenues and results of operations.

          . Controls on Foreign Investments

            Brazil generally requires governmental approval for the repatriation of capital and income by foreign investors. Although such approvals are usually given, there can be no assurance that such approvals will be forthcoming in the future. In addition, the government may impose temporary restrictions on foreign capital remittances abroad, if there is a deterioration in the balance of payments or for other reasons. We could be adversely affected by delays in, or a refusal to grant, any required governmental approval for repatriation of capital from Venbo. There can be no assurance that additional or different restrictions or adverse policies applicable to Venbo will not be imposed in the future, or as to the duration or impact of any such restrictions or policies.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements including statements regarding, among other items, business strategy, growth strategy and anticipated trends in our business, which are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect" and "anticipate" and similar expressions identify forward-looking statements, which speak only as of the date of the statement is made. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, including those set forth in "Risk Factors," describe factors, among others, that could contribute to or cause such differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate.

                              SELLING STOCKHOLDERS

     This prospectus relates to our registration, for the account of the selling stockholders, of an aggregate of 1,062,288 shares of our common stock, including 574,788 shares underlying certain of our warrants, pursuant to registration rights granted by us to the selling stockholders.

     We believe, based on information supplied by the following persons, that except as noted, the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own. The last column in this table assumes the sale of all of our shares offered by this prospectus.

---------------------------------------------- --------------------------- ----------------- -------------------------
                                                                             Common Stock
                                                 Shares Beneficially          Offered By
                                                     Owned Prior to            Selling          Shares Beneficially
                                                        Offering              Stockholder       Owned After Offering
---------------------------------------------- --------------------------- ----------------- -------------------------
                  Names of
            Selling Stockholders                   Number       Percent         Number         Number      Percent
---------------------------------------------- --------------- ----------- ----------------- ----------- -------------
Caisse de depot et placement du Quebec           250,000(1)      6.5%          250,000(1)        -0-           --
---------------------------------------------- --------------- ----------- ----------------- ----------- -------------
Emeritataatsfunds van de Gereforimeerde          175,000(2)      4.6%          175,000(2)        -0-           --
Kerken In Nederland
---------------------------------------------- --------------- ----------- ----------------- ------------ -------------
Banifundo Accoes, Brasil (Banif)                  75,000(3)      1.9%           75,000(3)        -0-           --
---------------------------------------------- --------------- ----------- ----------------- ------------ -------------
International Publishing Holding Inc.            100,000(4)      2.6%          150,000(4)        -0-           --
---------------------------------------------- --------------- ----------- ----------------- ----------- -------------
Hargrave Hale Nominees Limited                    37,500(5)         (11)        37,500(5)        -0-           --
---------------------------------------------- --------------- ----------- ----------------- ----------- -------------

----------------------------------------------------------------------------------------------------------------------
The Daedulus Retirement Fund                      25,000(6)           (11)     25,000(6)         -0-           --
---------------------------------------------- --------------- ----------- ----------------- ----------- -------------
Wolanski and Co. Trustees Limited                 25,000(6)           (11)     25,000(6)         -0-           --
---------------------------------------------- --------------- ----------- ----------------- ----------- -------------
CCC Empredimentos e Participacoes Ltd.           125,000(7)        3.3%       125,000(7)         -0-           --
---------------------------------------------- --------------- ----------- ----------------- ----------- -------------
King Stephen Investments Inc.                     62,500(8)        1.7%        62,500(8)         -0-           --
---------------------------------------------- --------------- ----------- ----------------- ----------- -------------
GBM Producoes e Merchandising Ltda.              150,000(9)        3.9%       150,000(9)         -0-           --
---------------------------------------------- --------------- ----------- ----------------- ----------- -------------
Latin American Investment Partners Ltd.           37,288(10)          (11)     37,288(10)        -0-           --
---------------------------------------------- --------------- ----------- ----------------- ----------- -------------

--------

(1)      Includes 125,000 shares underlying warrants.
(2)      Includes 87,500 shares underlying warrants.
(3)      Includes 37,500 shares underlying warrants.
(4)      Includes 75,000 shares underlying warrants.
(5)      Includes 18,750 shares underlying warrants.
(6)      Includes 12,500 shares underlying warrants.
(7)      Includes 62,500 shares underlying warrants.
(8)      Includes 31,250 shares underlying warrants.
(9)      Includes 75,000 shares underlying warrants.
(10)     Represents shares underlying warrants.
(11)     Less than one percent.


         The sale of the selling stockholders' shares may be effected from time to time in transactions, which may include block transactions by or for the account of the selling stockholders, in The Nasdaq SmallCap Market or in negotiated transactions, or through the writing of options on the selling stockholders' shares, a combination of these methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

         The selling stockholders may effect the transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the selling stockholders' shares from time to time in The Nasdaq SmallCap Market, in negotiated transactions, or otherwise. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with these transactions, broker-dealers may engage in short sales of the shares. The selling stockholders may also sell shares short and deliver these shares to close out their short positions. Selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of these shares to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also pledge these shares to a broker-dealer who, upon a default, may sell or otherwise transfer these shares.

         The broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchaser for whom such broker-dealers may act as agents or to whom they may sell as principals or both, which compensation as to a particular broker-dealer may be in excess of customary commissions.

         The selling stockholders and broker-dealers, if any, acting in connection with these sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

         We have advised the selling stockholders that during such time as they may be engaged in a distribution of the common stock covered by this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

         Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

         Any securities covered by this prospectus that qualify for sale pursuant to SEC Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

                                  LEGAL MATTERS

         The validity of the shares of our common stock covered by this prospectus has been passed upon by Sonnenschein Nath & Rosenthal, New York, New York.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference have been audited by Arthur Andersen S/C, independent certified public accountants, to the extent and for the periods set forth in their report, and are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE CAN YOU FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         For further information with respect to Brazil Fast Food Corp. and the common stock offered by this prospectus, we refer you to the registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement is also available through the SEC's Web site at the following address: http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

 .   our Annual Report on Form 10-K for the year ended December 31, 2000;

 .   our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

 .   our Current Report on Form 8-K, filed on April 12, 2001;

 .   our most recent Proxy Statement, filed on April 30, 2001; and

 .   the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

         Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superceded.

         You may request a copy of these filings at no cost by writing or telephoning our corporate secretary, Carlos Henrique Rego, at the following address and number:

                  Brazil Fast Food Corp.
                  Av. Brasil, 6431 - Bonsucesso
                  CEP 21040-360
                  Rio de Janeiro, Brazil
                  55 (21) 2564-6452

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth various expenses which will be incurred in connection with this offering as it relates to this Registration Statement:

Filing Fee .........................................................  $   531.14
Legal Fees and Expenses.............................................    3,500.00
Accounting Fees and Expenses........................................    1,500.00
Miscellaneous Expenses..............................................    1,468.86
                                                                      ----------
            Total...................................................   $7,000.00
                                                                       =========

Item 15. Indemnification of Directors and Officers

         Except as set forth in this Item 15, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such.

         Article SEVENTH of the Certificate of Incorporation of the registrant provides that registrant shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended, from time to time ("DGCL"), indemnify all persons whom it may indemnify pursuant thereto.

         Section 145 of the DGCL grants the registrant the power to indemnify existing and former directors, officers, employees and agents of the registrant who are sued or threatened to be sued because they are or were directors, officers, employees and agents of the registrant.

Item 16.  Exhibits and Financial Statement Schedules

      Exhibit
      Number                    Description of Exhibit

        4.1          Certificate of incorporation of registrant(1)
        4.2          Bylaws of registrant(1)
        4.3 Form of certificate evidencing shares of common stock of registrant(2)
        5.1          Opinion of Sonnenschein Nath & Rosenthal
       23.1          Consent of Arthur Andersen S/C
       23.2 Consent of Sonnenschein Nath & Rosenthal (contained in their opinion included under Exhibit 5.1)

       24.1 Power of Attorney (comprises a portion of the signature page to this Registration Statement
----------

(1) Incorporated by reference from registrant's Form S-4, file number 333-76333, filed with the SEC on April 15, 1999.

(2) Incorporated by reference from registrant's Form S-1, file number 333-11165, filed with the SEC on August 30, 1996.



Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

(1) To include any material information with respect to the plan of distribution not previously described in the registration statement or any material change to such information in the registration statement.

(2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that the undertakings set forth in paragraphs (i) and
    (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to Item 15 of Part II of the registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rio de Janeiro, Country of Brazil, on August 2, 2001.

                                                 BRAZIL FAST FOOD CORP.

                                                 By: /s/ Peter van Voorst Vader
                                                     --------------------------
                                                         Peter van Voorst Vader
                                                         Chief Executive Officer

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Peter van Voorst Vader and Lawrence Burstein, severally, such person's true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

           Signature                     Title                                         Date
           ---------                     -----                                         ----

/s/Peter van Voorst Vader        President and Chief Executive Officer              August 2, 2001
-------------------------        (Principal Executive Officer)
Peter van Voorst Vader

/s/Carlos Henrique Rego          Vice-President  - Finance (Principal               August 2, 2001
-----------------------          Financial and Accounting Officer)
Carlos Henrique Rego

/s/Omar Carneiro da Cunha        Chairman of the Board                              August 2, 2001
-------------------------
Omar Carneiro da Cunha

/s/Lawrence Burstein             Director                                           August 2, 2001
--------------------
Lawrence Burstein

/s/Jose Ricardo Bosquet Bomeny   Director                                           August 2, 2001
------------------------------
Jose Ricardo Bosquet Bomeny

                                 Director
-----------------
Stephen J. Rose